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                                                                  EXHIBIT  10.6

                      NOTE AND WARRANT PURCHASE AGREEMENT


        This Note and Warrant Purchase Agreement (the "Agreement") is made and entered into as of the day of ___ June 1993 by and between U.S. Medical Instruments, Inc., a California corporation (the "Company" and Eldridge R. Fridge.

                                    RECITALS

        A. Eldridge R. Fridge is a shareholder of the Company.

        B. The Company has agreed to purchase from Caco Pacific Corporation seven (7) plastic injection molds as described in the Caco Purchase Order #768-B attached as Exhibit A for a total aggregate purchase price of $1,121,284.22.

        C. Eldridge R. Fridge has agreed on behalf of the Company to pay $900,000 of the purchase price of the molds in accordance with the Caco Purchase Order #788-B Payment Schedule attached as Exhibit B (the "Payment Schedule") and in consideration therefore, the Company has agreed to issue a Secured Promissory
Note in the amount of $900,000 and grant a warrant for the exercise of 50,000 shares of Series D Preferred Stock of the Company to Mr. Fridge.


        In consideration of the mutual promises contained herein, the parties hereto agree as follows:

        1. Caco Pacific Payments. The parties hereby agree that Eldridge R. Fridge pay $900,000 to Caco Pacific Corporation towards the purchase price of the molds pursuant to the Caco Purchase Order #768-B Payment Schedule attached as Exhibit B. Immediately after the final payment has been made to Caco Pacific by Eldridge R. Fridge, the Company shall issue a Secured Promissory Note to Mr. Fridge in the form attached as Exhibit C. The Secured Promissory Note shall be secured pursuant to the terms of a Security Agreement in the form attached as Exhibit D. In addition, at such time, the Company shall grant to Mr. Fridge a warrant for the purchase of 50,000 shares of the Company's Series D Preferred Stock at an exercise price of $5.60 per share in the form attached as Exhibit E. The warrant shall terminate five years from the date of grant.

        2. Miscellaneous. This Agreement only may be amended, waived, discharged or terminated by means of an agreement in writing signed by the Company and Eldridge R. Fridge. This Agreement represents the entire agreement between the Company and Mr. Fridge and supersedes all prior agreements and understandings. This Agreement shall bind and benefit the successors, assigns, heirs, executors and administrators of the parties (including, without limitation, any successor to the Company). The rights and obligations or Mr. Fridge under this Agreement may not be assigned without the written consent of the Company. This Agreement shall be governed in all respects by the laws of the State of California. This Agreement may be
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executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.



                                        U.S. MEDICAL INSTRUMENTS, INC.

                                        /s/ George A. Schapiro
                                        -----------------------------------
                                        By: George A. Schapiro
                                        President and Chief Operating Officer

                                        Address: 3500 Estudillo Street
                                                 San Diego, California 92110



                                        ELDRIDGE R. FRIDGE


                                        /s/ Eldridge R. Fridge
                                        -----------------------------------
                                        By: Eldridge R. Fridge


                                        Address: 6816 Elm Creek Drive, #201
                                                 Las Vegas, Nevada 89108



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